EXHIBIT 21
FLOTEK INDUSTRIES, INC.
LIST OF SUBSIDIARIES

Flotek Chemistry, LLC	Flotek Ecuador Investments, LLC
Oklahoma Limited Liability Company	Texas Limited Liability Company
Material Translogistics, Inc.	Flotek Ecuador Management, LLC
Texas Corporation	Texas Limited Liability Company
Flotek Industries FZE	Flotek Chemical Ecuador Cia. Ltda.
Jebel Ali Free Zone Establishment	Ecuador Limited Liability Company
Flotek Services, LLC	Florida Chemical Company, Inc.
Panama Limited Liability Company	Delaware Corporation
USA Petrovalve, Inc.	Flotek Flavor & Fragrance, LLC
Texas Corporation	Delaware Limited Liability Company
Turbeco, Inc.	Flotek Gulf, LLC
Texas Corporation	Omani Limited Liability Company
Flotek Export, Inc.	Flotek Gulf Research, LLC
Texas Corporation	Omani Limited Liability Company
Flotek Paymaster, Inc.	Flotek Industries Holdings Limited
Texas Corporation	England and Wales Corporation
Teledrift Company	Flotek Industries UK Limited
Delaware Corporation	England and Wales Corporation
Flotek International, Inc.	Flotek Technologies ULC
Delaware Corporation	British Columbia Unlimited Liability Company
Flotek Hydralift, Inc.	Flotek Energetic Foundation - Making a Difference
Texas Corporation	Texas Nonprofit Corporation